THE INTERLAKE CORPORATION
550 WARRENVILLE ROAD
LISLE, ILLINOIS 60532-4387
(630) 852-8800

                                                     March 21, 1997

To Our Stockholders:

This year we are holding our annual meeting on Thursday, April 24, 1997, at 10:00 a.m. local time, at the Radisson Hotel Lisle/Naperville, located at 3000 Warrenville Road, Lisle, Illinois 60532.

Matters before the meeting are summarized in the formal notice of meeting which appears on the next page. In addition, there will be a brief statement concerning the affairs of The Interlake Corporation, after which stockholders will be given an opportunity to ask questions or make comments.

Inasmuch as many of our stockholders are unable to personally attend the annual meeting, the Board of Directors solicits proxies so that each stockholder is given an opportunity to vote. If you are a stockholder of record (Interlake shares are registered in your name), please return the white card to First Chicago Trust Company of New York. If your shares are held for your account by a bank or broker, please return the accompanying voting instructions to your bank or broker. If you participate in The Interlake Corporation Employee Stock Ownership Plan or the Dexion UK Share Award Scheme, enclosed are forms which you may use to direct the trustee to vote certain shares in accordance with your instructions. If you participate in the Chem-tronics, Inc. Employee Stock Ownership Plan, or the Interlake Stock Fund of the Interlake Salaried Employees Retirement Savings Plan, you will soon receive forms which you may use to direct the trustee of your employee benefit plan to vote certain shares held by such plan in accordance with its terms.

It is important to you and helpful to your directors that all stockholders participate in the affairs of The Interlake Corporation. You may specify your choices by marking the appropriate boxes on the proxy card or voting instructions. To vote on all matters to be voted upon in accordance with the recommendation of your Board of Directors, stockholders of record need only sign and return the proxy card in the addressed, postage pre-paid envelope provided.

                                           Sincerely,

                                           /s/W. Robert Reum


                                           W. ROBERT REUM
                                           Chairman of the Board, President
                                             and Chief Executive Officer




THE INTERLAKE CORPORATION
550 WARRENVILLE ROAD
LISLE, ILLINOIS 60532-4387
(630) 852-8800

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


Notice is hereby given that the annual meeting of stockholders of The Interlake Corporation, a Delaware corporation, will be held at the Radisson Hotel Lisle/Naperville, located at 3000 Warrenville Road, Lisle, Illinois 60532, on Thursday, April 24, 1997, at 10:00 a.m. local time, for the following purposes:

           1.  To elect three directors;

           2.  To approve the 1997 Stock Incentive Program; and

           3. To transact such other business as may properly come before said meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 7, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at such meeting or any adjournment thereof.

By order of the Board of Directors.

                                            /s/Stephen R. Smith


                                            STEPHEN R. SMITH
                                            Vice President, Secretary
                                              and General Counsel

Lisle, Illinois
March 21, 1997



YOUR VOTE IS IMPORTANT


Please complete, sign and date the proxy card or voting instructions form and return it promptly in the postage pre-paid envelope.




THE INTERLAKE CORPORATION
PROXY STATEMENT



This proxy statement is furnished in connection with the solicitation on behalf of the Board of Directors of The Interlake Corporation of proxies to be used at the annual meeting of stockholders of Interlake to be held at the Radisson Hotel Lisle/Naperville, 3000 Warrenville Road, Lisle, Illinois 60532, on April 24, 1997, at 10:00 a.m. local time. Throughout this proxy statement, "Interlake" and the "Corporation" mean The Interlake Corporation, "Board" means the Board of Directors of Interlake, "last fiscal year" means the period which began on January 1, 1996 and ended on December 29, 1996, "executive officers" means certain officers of Interlake elected by the Board and operating executives not elected by the Board who have been designated executive officers of Interlake for purposes of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), "Common Stock" means Interlake's voting Common Stock, par value $1 per share, and shares "outstanding" means shares issued less treasury shares.

Interlake's address is 550 Warrenville Road, Lisle, Illinois 60532-4387. This proxy statement, the accompanying proxy card and the annual report to stockholders are being mailed to stockholders commencing on March 21, 1997. This proxy statement is also being distributed to participants in various employee benefit plans of Interlake or its subsidiaries and to banks and brokers for redistribution to their customers.


DIRECTORS AND NOMINEES

Interlake's Restated Certificate of Incorporation, as amended to date (the "Certificate"), provides for a Board consisting of not fewer than seven nor more than 15 directors, the exact number to be fixed by the Board. The Board of Directors currently consists of eight members.

The Certificate further provides that the directors are to be divided into three classes and each class is to be elected for a three year term. The Board has nominated Frederick C. Langenberg, William G. Mitchell and Erwin
E. Schulze for three year terms ending at the 2000 annual meeting. All three of the nominees are currently directors of Interlake whose terms expire in 1997. If, for any reason not now anticipated, any one of the three nominees becomes unable to serve, the number of directors constituting the full Board and the number of directors to be elected at the 1997 annual meeting will be reduced by one. If more than one of the nominees becomes unable to serve, the proxy holders will vote for a substitute or substitutes recommended by the Board Development Committee and designated by the Board.

There follows information about the three nominees and other incumbent directors whose terms of office as directors will continue after the 1997 annual meeting of stockholders. The period of each director's Board service includes both Interlake and, if applicable, predecessors of Interlake.

NOMINEES FOR TERM WHICH EXPIRES IN 2000

           FREDERICK C. LANGENBERG, age 69, retired in 1991 as Chairman of the Board and Chief Executive Officer of Interlake. Director of Carpenter Technology Corporation and Peoples Energy Corporation. Interlake director since 1979. Committees: Audit Review, Finance, and Board Development.

           WILLIAM G. MITCHELL, age 66, retired as Vice Chairman and Director of Centel Corporation, a communications and electric services company, in 1987. Director of The Northern Trust Company, The Sherwin-Williams Company and Peoples Energy Corporation. Interlake director since 1984.
Committees:  Audit Review, and Management Development and Compensation.

           ERWIN E. SCHULZE, age 71, Chairman Emeritus of the Board of Governors of the Chicago Stock Exchange. Retired as Chairman of the Board, President and Chief Executive Officer, and Director, of The Ceco Corporation, a manufacturer of building products and provider of concrete forming services for the construction industry, in 1990. Director of AAR Corporation.
Interlake director since 1981. Committees: Management Development and Compensation, and Finance.

TERM EXPIRES IN 1999

           JOHN A. CANNING, JR., age 52, President of Madison Dearborn Partners, Inc., a manager of private equity investment funds, since January 1993. Formerly President of First Chicago Venture Capital from 1980 to 1993 and Executive Vice President of The First National Bank of Chicago from 1987 to 1993. Director of Leslie's Poolmart, The Milnot Company, Milwaukee Brewers Baseball Club, Inc., Norfolk Tides Baseball Club, Tyco Toys, Inc., and Northwestern Memorial Corporation; member of the Board of Trustees of Northwestern University and The Field Museum. Interlake director since
1993.  Committees:  Management Development and Compensation, and Finance.

           JAMES C. COTTING, age 63, retired in 1995 as Chief Executive Officer and in 1996 as Chairman of the Board of Navistar International Corporation, a manufacturer of medium and heavy duty trucks. Director of Navistar International Corporation, Asarco Incorporated and USG Corporation. Member of the Board of Governors of the Chicago Stock Exchange. Director of Junior Achievement of Chicago and a trustee of the Adler Planetarium.
Interlake director since 1989. Committees: Management Development and Compensation, and Finance.

           QUENTIN C. MCKENNA, age 70, retired as Chief Executive Officer in 1991 and as Chairman of the Board in 1996 of Kennametal, Inc., a manufacturer of metal cutting tools, machining systems, and materials for applications requiring wear resistance. Director of Kennametal. Past Director of PNC Financial Corp. and its affiliate, Pittsburgh National Bank; past director of the Federal Reserve Bank of Cleveland. Interlake director since 1986. Committees: Audit Review, and Board Development.

TERM EXPIRES IN 1998

           JOHN E. JONES, age 62, retired in 1996 as Chairman of the Board, President, Chief Executive Officer and a Director of CBI Industries, Inc., a manufacturer of industrial gases, provider of construction services and investor in oil transport and storage businesses. Director of Allied Products Corporation, Amsted Industries Incorporated, BWAY Corp., NICOR Inc. and Valmont Industries, Inc. Interlake director since 1988.
Committees:  Audit Review, Finance, and Board Development.

           W. ROBERT REUM, age 54, Chairman of the Board, President and Chief
Executive Officer of Interlake since 1991.   Director of Amsted Industries
Incorporated.  Interlake director since 1987.  See "General-Certain
Transactions."





                        1997 STOCK INCENTIVE PROGRAM


On March 18, 1997, the Corporation's Board of Directors adopted, subject to stockholder approval, the 1997 Stock Incentive Program (the "1997 Program"). The Corporation's 1986 Stock Incentive Program expired last year and only 165,865 shares of Common Stock are currently available to be the subject of awards under the Corporation's 1989 Stock Incentive Program.


General Information

The purpose of the 1997 Program is to attract and retain outstanding individuals as directors, officers and key employees of the Corporation and its subsidiaries and to furnish performance incentives to such individuals by providing opportunities for such individuals to acquire shares of Common Stock. Benefits may not be granted under the 1997 Program after April 24, 2007.

The 1997 Program will be administered by the Management Development and Compensation Committee (the "Committee") of the Corporation's Board of Directors. Each of the at least three members of the Committee must be a "Non-Employee Director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act") and an "Outside Director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The interpretation and construction by the Committee of any provision of the 1997 Program or of any document evidencing the grant of any Benefits and any determination by the Committee pursuant to any provision of the 1997 Program or of any such document shall be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. The Corporation's Secretary (or another officer designated from time to time by the Corporation's Chief Executive Officer) will perform record-keeping functions under the 1997 Program. Any decision by such officer, if approved by the Committee, will be binding and conclusive for all purposes.

The Committee is authorized to designate the directors, officers and key employees ("Participants") of the Corporation and its subsidiaries (or any person who has agreed to commence serving in such capacity within 90 days) who may receive Benefits under the 1997 Program. The granting of Benefits to any such persons is entirely in the discretion of the Committee and the Committee may consider such factors as it deems pertinent in designating Participants and in determining the terms of such Benefits. Benefits which may be granted under the 1997 Program include stock options, restricted shares and shares in lieu of certain cash payments. Each type of Benefit is described below.

Subject to adjustment as described below, the number of shares of Common Stock that may be issued or transferred (i) upon the exercise of stock options, (ii) as restricted shares and released from substantial risks of forfeiture thereof, or (iii) as shares in lieu of certain cash payments shall not exceed in the aggregate 1,150,000 shares plus any shares relating to Benefits that expire or are forfeited or cancelled. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing. The Corporation is not required to issue fractional shares under the 1997 Program and may provide for elimination of fractions or the settlement of fractions in cash. Upon the payment of any option price by the transfer to the Corporation of shares of Common Stock or upon satisfaction of any withholding amount by means of transfer or relinquishment of shares of Common Stock, there shall be deemed to have been issued or transferred under the 1997 Program only the net number of shares of Common Stock actually issued or transferred by the Corporation. Notwithstanding the foregoing, the aggregate number of shares of Common Stock actually issued or transferred by the Corporation upon the exercise of stock options intended to qualify as "incentive stock options" under
Section 422 of the Code shall not exceed 1,150,000 shares, subject to
adjustments as described below.   The Committee shall make or provide for
such adjustments in the purchase price and in the number and kind of shares covered by outstanding stock options as it may determine in good faith is equitably required to prevent dilution or enlargement of the rights of optionees as a result of any stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, spin-off, reorganization, partial or complete liquidation or other corporate transaction or event having a similar effect. In the event of any such transaction or event, the Committee, in its discretion, may also provide in substitution for any or all outstanding Benefits under the 1997 Program such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all Benefits so replaced. In such circumstances, the Committee shall also make adjustments in the maximum number of shares issuable under the 1997 Program and in the per individual limits contained therein as it deems appropriate.

Stock Options

The Committee is authorized to grant stock options to Participants. The terms of each stock option will be determined by the Committee and set forth in an option agreement delivered to the optionee. No Participant shall be granted stock options for more than 575,000 shares of Common Stock during any three year period, subject to adjustments as described above. Stock options may be "incentive stock options" intended to qualify under
Section 422 of the Code, stock options which are not intended to so qualify ("nonqualified stock options") or a combination of both. Each stock option grant must specify the number of shares to which it pertains and the option price, which may not be less than the fair market value of such shares on the date of grant. "Fair market value" means, at any date, the average of the high and low price of the Common Stock on that date (or, if no sales of Common Stock occurred on that date, the last preceding date upon which sales of Common Stock occurred) on the New York Stock Exchange Composite Transactions or any other securities exchange on which the Common Stock is traded if it is not traded on the New York Stock Exchange or The Nasdaq Stock Market if the Common Stock is listed thereon and is not traded on any national securities exchange, in each case as reported (corrected for reporting errors) in The Wall Street Journal. As of March 14, 1997, the fair market value of the Common Stock determined in accordance with the 1997 Program was $3.3125.

The Committee is authorized to fix the other terms and conditions of all stock options granted under the 1997 Program, including the period or periods of continuous employment or continuous service as a director or the achievement of Management Objectives necessary prior to the stock option becoming exercisable and any provision accelerating, for any reason stated, such exercisability. Management Objectives are measurable performance objectives established by the Committee and described in terms of Corporation-wide objectives or objectives that are related to the performance of the Common Stock, another corporation, the individual Participant or of the subsidiary, division, department, region or function within the Corporation or subsidiary in which the Participant is employed. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Corporation, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives, in whole or in part, as the Committee deems appropriate and equitable. The term of each stock option is also determined by the Committee. No stock option may be granted for a term of more than ten years from the date of grant.

Upon the exercise of any stock option, the option price is payable in cash or check acceptable to the Corporation. The Committee may also provide that the option price may be paid by the transfer to the Corporation of shares of Common Stock owned by the optionee and having a fair market value on the date of exercise equal to the Option Price or by a combination of cash and delivery of shares of Common Stock owned by the optionee. The Committee may also determine, at or after the date of grant of a stock option (other than an "incentive stock option"), that payment of the option price may also be made in whole or in part in the form of restricted shares or other shares of Common Stock that are forfeitable or subject to restrictions on transfer (based, in each case, on the fair market value per share on the date of exercise) or other stock options (based on the difference (the "Spread") between the fair market value and the exercise price of such option on the date of exercise). Unless otherwise determined by the Committee at or after the date of grant of a stock option, whenever any option price is paid in whole or in part by means of any of the forms of consideration specified in the preceding sentence, the shares of Common Stock received upon the exercise of the stock options shall be subject to such risks of forfeiture or restrictions on transfer as may correspond to any that apply to the consideration surrendered, but only to the extent of
(i) the number of shares so surrendered, or (ii) the Spread of any unexercisable portion of stock options. Any grant may provide for deferred payment of the option price from the proceeds of sale through a bank or broker on a date satisfactory to the Corporation of some or all of the shares to which such exercise relates.

The Committee may, with the agreement of the affected optionee, amend or cancel any stock option granted under the 1997 Program, provided that no such amendment may cause a stock option to cease to qualify as "performance-based" under Section 162(m) of the Code. In the event of any such cancellation, the Committee may authorize the granting of new stock options (which may or may not cover the same number of shares which had been the subject of any prior stock option) in such manner, at such option price and subject to the same terms and conditions as would have been applicable had the cancelled stock options not been granted.

Restricted Shares

The Committee is authorized to grant restricted shares, which constitute an immediate transfer of ownership of shares of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer referred to below. No Participant may receive more than 100,000 restricted shares in any one calendar year, subject to adjustments as described above. Each grant must specify the number of shares of Common Stock subject thereto and must be subject to forfeiture or lapse in such circumstances as the Committee may determine. Restricted shares must be subject, for a period to be determined by the Committee, to a substantial risk of forfeiture within the meaning of Section 83 of the Code. Any grant of restricted shares may specify Management Objectives which, if achieved, will result in termination or early termination of the restrictions applicable to such shares. Each grant may be made without additional consideration or in consideration of a payment by such Participant that is less than fair market value. Each grant of restricted shares shall provide that during the period for which a substantial risk of forfeiture continues, the transferability of the restricted shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee at the date of grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Corporation or provisions subjecting the restricted shares to a continuing substantial risk of forfeiture in the hands of any transferee). Any grant of restricted shares may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional restricted shares, which may be subject to the same restrictions and substantial risks of forfeiture as the underlying award. Unless otherwise directed by the Committee, all certificates representing restricted shares shall be held in custody by the Corporation until all restrictions thereon have lapsed. Each grant will specify that the Committee may at any time amend, suspend or terminate the restricted share grant, provided that, in the case of amendment, the amended grant conforms to the provisions of the 1997 Program.

Shares in Lieu of Certain Cash Payments

The Committee is also authorized to grant shares of Common Stock in lieu of cash which would otherwise be payable as a bonus to officers and key employees of the Corporation and its subsidiaries pursuant to any incentive compensation plan. Each grant may contain such terms and conditions as the Committee may determine and must specify the proportion of any such bonus to be paid in shares of Common Stock; however, no shares shall be subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code. The number of whole shares of Common Stock to be delivered in lieu of cash will be determined by dividing the value of the portion of the bonus to be paid in shares of Common Stock by the fair market value of the Common Stock as of a date selected by the Committee. The value of fractional shares will be paid in cash.

Miscellaneous Benefit Terms

Except as otherwise determined by the Committee, no stock option will be transferable other than by will or the laws of descent and distribution and stock options will be exercisable during the Participant's lifetime only by the Participant or his or her guardian or legal representative, and after the participant's death, only by his or her legal representative. Any Benefit may also be subject to other provisions as the Committee determines appropriate, including restrictions on resale, provisions directed at compliance with federal and state securities laws and stock exchange rules, and conditions as to employment. The Committee may also authorize the issuance or assumption of Benefits in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.

It shall be a condition to the receipt of any payment made or benefit realized by a Participant under the Plan that the Participant make arrangements satisfactory to the Corporation for payment of any federal, state, local or foreign taxes required to be withheld in connection therewith. The Committee has discretion to permit the Participant to relinquish a portion of such payment or benefit to pay any taxes.

The designation of a director, executive officer or employee as a participant under the 1997 Program will not enlarge or otherwise affect such participant's right, if any, to continued employment or service as a director.

The Committee may accelerate the time at which a stock option may be exercised or the time at which a restriction or substantial risk of forfeiture will lapse if a participant dies, becomes disabled or retires or in case of hardship or other special circumstances.

1997 Program Amendment Provisions

The Committee is authorized to amend, suspend or terminate the 1997 Program at any time and from time to time, provided, however, that any amendment which must be approved by the stockholders of the Corporation in order to comply with applicable law or the rules of the principal national securities exchange upon which the shares of Common Stock are traded or quoted shall not be effective unless and until such approval has been obtained. Presentation of the 1997 Program or any amendment thereto for stockholder approval is not to be construed to limit the Corporation's authority to offer similar or dissimilar benefits through plans that are not subject to stockholder approval.

Benefits to be Granted Under the 1997 Program

The amount and types of Benefits that may be granted under the 1997 Program will be at the sole discretion of the Committee and cannot therefore be determined. See "Report of the Management Development and Compensation Committee on Executive Compensation -- Future Implementation of Philosophy." It is also not possible to determine what Benefits might have been granted during 1996 under the 1997 Program if it had been in effect. Certain awards, however, were made under the 1989 Stock Incentive Program during 1996. See "Executive Compensation."

Federal Income Tax Consequences

The following is a summary of certain of the federal income tax consequences of certain transactions under the 1997 Program. Sections 1 through 4 address the tax consequences to all participants of the various benefits contemplated under the 1997 Program. Section 5 addresses certain special rules applicable only to those participants who are directors or officers of the Corporation subject to Section 16(b) of the Exchange Act (collectively, "Insiders"). Finally, Section 6 considers certain general matters.

1. Incentive Stock Options

A participant will not recognize income upon the grant of an incentive stock option. Furthermore, a participant will not recognize income upon the exercise of an incentive stock option if he or she satisfies certain employment and holding period requirements. To satisfy the employment requirement, a participant must exercise the option not later than three months after he or she ceases to be an employee of the Corporation (one year if he or she is disabled). To satisfy the holding period requirement, a participant must hold the optioned shares for more than two years from the grant of the option and more than one year after the shares are transferred to him or her. If these requirements are satisfied, the participant will be taxed on any gain (measured by the difference between the participant's basis in the shares and the net proceeds of the sale) at long-term capital gains rates on the sale of the shares.

If the shares of Common Stock acquired upon the timely exercise of an incentive stock option are sold, exchanged or otherwise disposed of without satisfying the holding period requirement (a "Disqualifying Disposition"), the participant will usually recognize a portion of any gain as ordinary income at the time of disposition up to the amount of the excess of the fair market value of the underlying Common Stock at the time of exercise over the option price (the "Spread"). Upon a Disqualifying Disposition that constitutes a sale or exchange with respect to which any loss would be recognized, the amount includable in ordinary income will be limited to any excess of the net amount realized on the sale or exchange over the participant's basis in the shares. A Disqualifying Disposition is usually a transaction with an unrelated third party that is not subject to the wash-sale provisions of the Code.

If the participant pays the option price of an incentive stock option by the surrender of unrestricted shares of Common Stock that he or she already owns, he or she will not recognize gain or loss on the shares surrendered to the extent that their fair market value equals that of the shares received. To that extent, the shares received will have a basis equal to the basis of the shares surrendered, and the participant's holding period of the shares received will include the holding period of the shares surrendered. To the extent that the value of the shares received exceeds the value of the shares surrendered, those shares received that represent such excess in value will have a basis equal to zero and a holding period that will commence on the day they are acquired. However, if a participant surrenders shares that were acquired through the previous exercise of an incentive stock option before the end of the requisite holding period, the participant may recognize ordinary income on the surrender of those shares.

Individuals are subject to an alternative minimum tax ("AMT") based upon an expanded tax base to the extent that the AMT exceeds the regular tax liability. The AMT is imposed on alternative minimum taxable income in excess of an exemption amount. Alternative minimum taxable income generally is the taxpayer's taxable income increased or decreased by certain adjustments and increased by certain preferences. For AMT purposes, incentive stock options are generally treated in a manner similar to the regular tax treatment of nonqualified stock options (see Section 2, below). For example, upon the exercise of an incentive stock option, the amount of the Spread will be included in alternative minimum taxable income, and the basis of the shares will equal their fair market value when the incentive stock option is exercised. A tax credit may be available in a subsequent taxable year for some or all of any AMT paid.

Options otherwise qualifying as incentive stock options will be treated as nonqualified stock options to the extent that the fair market value of the shares with respect to which incentive stock options granted after 1986 are exercisable for the first time by a participant during any calendar year (under all of the Corporation's plans and those of any of its subsidiaries) exceeds $100,000. This rule is applied by taking the options into account in the order in which they are granted.

2. Nonqualified Stock Options

A participant will not recognize income upon the grant of a nonqualified stock option. Generally, the participant will recognize ordinary income at the time of exercise equal to the amount of the Spread. Upon a subsequent sale of the shares received upon exercise, any difference between the net proceeds of the sale and the fair market value of the shares on the date of exercise will be taxed as long-term or short-term capital gain or loss depending on the holding period.

If a participant pays the option price of a nonqualified stock option in whole or in part by the surrender of Common Stock that the participant already owns, the participant will not recognize gain or loss on the shares surrendered to the extent that their fair market value equals that of the shares received. To that extent, the shares received will have a tax basis equal to the basis of the shares surrendered, and the participant's holding period of the shares received will include the holding period of the shares surrendered. To the extent that the value of the shares received upon exercise exceeds the value of the shares surrendered, the excess (reduced by the amount of any cash paid by the participant) will be ordinary income. Furthermore, the shares received that represent such excess in value will have a basis equal to their fair market value and a holding period that will commence on the day after they are acquired. However, if the shares surrendered are considered substantially nonvested property within the meaning of Section 83 of the Code, a Section 83(b) Election (as defined in Section 3 below) with respect to the shares has not been made, and certain shares received upon exercise are considered substantially nonvested property, the participant will generally recognize ordinary income in the year during which the restrictions terminate on the shares received.

3. Restricted Shares

A participant will not recognize income upon the receipt of a restricted share unless the participant makes an election under Section 83(b) of the Code (a "Section 83(b) Election") within 30 days after the shares are transferred to the participant to have the shares taxed to the participant as ordinary income at their fair market value on the date of transfer less any amount paid by him or her.

If a participant makes a Section 83(b) Election, the participant will recognize ordinary income in the year of receipt in an amount equal to the excess of the fair market value of the shares (determined without regard to the restrictions thereon) at the time of transfer over any amount paid by the participant therefor. Upon a sale of such shares after the restrictions terminate or are otherwise removed, any difference between the net proceeds of the sale and the fair market value of the shares (determined without regard to the restrictions thereon) at the time of transfer will be taxed as long-term or short-term capital gain or loss depending on the holding period. If a participant makes a Section 83(b) Election with respect to Common Shares that are subsequently forfeited, the participant will not be entitled to deduct any amount previously included in income by reason of that election.

If a participant does not make a Section 83(b) Election, the participant will recognize ordinary income in the year during which the restrictions terminate in an amount equal to any excess of the fair market value of the shares on the date that the restrictions terminate or are otherwise removed over any amount paid by the participant therefor. Upon a sale of such shares after the restrictions terminate or are otherwise removed, any difference between the net proceeds of the sale and the fair market value of the shares on the date that the restrictions terminate or are otherwise removed will be taxed as long-term or short-term capital gain or loss depending on the holding period. If a Section 83(b) Election has not been made, any unrestricted dividends received with respect to Common Shares that are subject to restrictions will be treated as additional compensation income and not as dividend income.

4. Shares in Lieu of Certain Cash Payments

A participant will recognize ordinary income upon receipt of shares of Common Stock in lieu of certain cash payments, equal in amount to the fair market value of the shares at the time of the transfer.

5. Special Rules Applicable to Insiders

In limited circumstances where the sale of Common Stock received as a result of a grant or award could subject an Insider to suit under Section 16(b) of the Exchange Act, the tax consequences to the Insider may differ from the tax consequences described above. In these circumstances, unless an election under Section 83(b) of the Code has been made, the principal difference (in cases where the Insider would otherwise be currently taxed upon the receipt of the stock) usually will be to postpone valuation and taxation of the stock received so long as the sale of the stock received could subject the Insider to suit under Section 16(b) of the Exchange Act, but no longer than six months.

6. General Matters

To the extent that a participant recognizes ordinary income in the circumstances described above, his or her employer will be entitled to a corresponding deduction provided, among other things, that the deduction meets the test of reasonableness, is an ordinary and necessary business expense, is not disallowed by the $1 million limitation on certain executive compensation and is not an "excess parachute payment" within the meaning of Section 280G of the Code.


                    THE BOARD OF DIRECTORS AND COMMITTEES

There were ten meetings of the Board in 1996. Each director, other than John A. Canning, Jr., attended at least 75% of the aggregate of the total number of meetings of the Board held during the period during which he was a director and the total number of meetings held by all committees of the Board on which he served during the period that he was a committee member.

The Audit Review Committee recommends to the Board the appointment of independent accountants; meets periodically with Interlake's management, internal audit management and independent accountants and reviews internal accounting controls, the internal audit program and accounting practices; reviews consolidated financial statements; and reviews Interlake's non-financial auditing practices. The Audit Review Committee met two times in 1996.

The Management Development and Compensation Committee provides for annual evaluation of the Chief Executive Officer; reviews and makes recommendations to the Board regarding key employee compensation policies, plans and programs, including recommending to the Board the salaries of all executive officers; and administers certain compensation programs. The Management Development and Compensation Committee met two times in 1996.

The Board Development Committee's primary responsibility is to seek out, evaluate and recommend to the Board qualified nominees for election as directors; and to implement systems for evaluation of the Board. Biographical and other information about possible nominees recommended by stockholders in accordance with the provisions of Interlake's by-laws should be sent to the attention of the Secretary of Interlake. The Board Development Committee met once in 1996.

The Finance Committee consults with management upon request and makes recommendations to the Board as to major debt and equity financing transactions, financial aspects of major acquisitions or dispositions, and allocation of resources for capital expenditures; and reviews the general administration of the retirement plans of the Corporation. The Finance Committee met two times in 1996.

             VOTING SECURITIES AND SECURITY OWNERSHIP BY CERTAIN
                           PERSONS AND MANAGEMENT

Holders of record of shares of Common Stock at the close of business on March 7, 1997 will be entitled to vote at the meeting. On that date, 23,151,792 shares of Common Stock were outstanding, each share being entitled to one vote.

On March 7, 1997, officers, directors and employees of Interlake and its subsidiaries had voting rights with respect to approximately 3,194,222 shares, or 13.8% of the shares of Common Stock then outstanding, exclusive of shares owned outright by employees who are not executive officers. Such voting rights arise from shares owned outright (in the case of directors and officers), shares as to which the individual holder's beneficial interest is limited to voting rights, and shares owned by various employee benefit plans under which the plan trustee receives voting instructions from plan participants.

Security Ownership by Certain Persons and Management

This section of the proxy statement relates to beneficial ownership of Interlake's Common Stock based on information available to the Corporation as of March 7, 1997. Common Stock is the only class of capital stock entitled to be voted at the meeting. For the purposes of this section, a person is deemed to be a beneficial owner if such person has or shares voting power or investment power in respect of such shares or has the right to acquire beneficial ownership within 60 days.

The table which follows shows beneficial ownership of Interlake's Common Stock by each person who has advised management that such person beneficially owns more than five percent of Interlake's Common Stock.
                                                Number of
                                                 Shares          Percent(1)
FIRST CHICAGO NBD CORPORATION
and FIRST CHICAGO EQUITY CORPORATION
One First National Plaza
Chicago, Illinois  60670                        7,224,771(2)       23.8%

LONGWOOD INVESTMENT ADVISORS, INC. and
ROBERT A. DAVIDSON
735 Chesterbrook Blvd., Suite 305
Wayne, Pennsylvania 19087                       2,029,000(3)        8.8%

J.O. HAMBRO & COMPANY LIMITED,
J.O. HAMBRO ASSET MANAGEMENT LIMITED,
J.O.HAMBRO & PARTNERS LIMITED,
J.O. HAMBRO INVESTMENT MANAGEMENT LIMITED,
CHRISTOPHER HARWOOD BERNARD MILLS,
GROWTH FINANCIAL SERVICES LIMITED,
NORTH ATLANTIC SMALLER COMPANIES INVESTMENT TRUST PLC,
AMERICAN OPPORTUNITY TRUST PLC,
ORYX INTERNATIONAL GROWTH FUND LIMITED, and
CONSULTA (CHANNEL ISLANDS) LIMITED
10 Park Place
London SQ1A 1LP England                         1,976,600(4)        8.5%

(1) Percentages are percentages of Interlake's Common Stock computed as provided in Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended. This means that, in the case of any holder of Series A Convertible Exchangeable Preferred Shares ("Series A Shares"), that holder's Series A Shares are treated as being converted into shares of Common Stock, but no other Series A Shares are treated as converted. In the case of all other holders, no Series A Shares are treated as converted; computations are based solely upon outstanding shares of Common Stock.

(2) First Chicago Equity Corporation ("FCEC") is the record and beneficial owner of 31,500 shares of Interlake's Series A2 Convertible Exchangeable Preferred Stock ("Series A2 Shares"). First Chicago NBD
        Corporation is the parent company of FCEC.   As of the date hereof,
        the Series A2 Shares of FCEC are convertible into 7,224,771 shares of Non-Voting Common Stock at any time, and into the same number of shares of Common Stock in certain limited circumstances. (The number of shares of Common Stock into which the Series A2 Shares are convertible increases on each June 30th and December 31st if preferential cash dividends accruing at the rate of nine percent per annum are not paid.) Series A2 Shares may be converted into Series A1 Shares, which in turn are convertible at any time into shares of Common Stock, by any holder who can certify that by virtue of such conversion it would not have a regulatory problem under certain laws or regulations applicable to banks, bank holding companies, small business investment companies or their affiliates. Interlake believes that as of March 7, 1997, FCEC would have had such a regulatory problem.

(3) In its Schedule 13G filed with the Securities and Exchange Commission, Longwood Investment Advisors, Inc. indicated that it has sole dispositive power over 1,967,000 shares; and Robert A. Davidson indicated that he had sole dispositive power over such 1,967,000 shares by virtue of being responsible for the selection, acquisition and disposition of portfolio securities on behalf of Longwood Investment Advisors, Inc., and sole dispositive power over an additional 62,000 shares.

(4) In the most recent Schedule 13G filed with the Securities and Exchange Commission, J.O. Hambro & Company Limited, J.O. Hambro Asset Management Limited, and Christopher Harwood Bernard Mills indicated that they are the beneficial owner of 1,976,600 (8.5%) shares of Common Stock, over all of which they had shared voting and dispositive power; and related entities held shared voting and dispositive power over the following numbers of shares: J.O. Hambro & Partners Limited, 1,860,800 (8.0%); J.O. Hambro Investment Management Limited, 115,800 (0.5%); Growth Financial Services Limited and North Atlantic Smaller Companies Investment Trust plc 988,300 (4.3%); American Opportunity Trust plc, 400,000 (1.7%); and Oryx International Growth Fund Limited and Consulta (Channel Islands) Limited, 300,000 (1.3%).

The table which follows shows the beneficial ownership of Interlake's Common Stock by directors, nominees, named executive officers, and incumbent directors and incumbent executive officers as a group, including an immaterial number of shares held in joint tenancy with close family members. The table includes options exercisable within 60 days held by Messrs. Langenberg, Reum, Greisch, Wilson, Gregory, Fulton and incumbent executive officers as a group to purchase 62,336; 143,698; 44,907; 36,089; 40,000; 40,000; and 513,298 shares respectively. The percentage of outstanding shares beneficially owned is computed in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934. This means that, in the case of any holder or group of holders of options exercisable within 60 days, that holder's or group's options are treated as exercised, but no other options are treated as exercised.
                                              Number of
            Name                               Shares           Percent(1)
         ---------                          -----------        -----------
             JOHN A. CANNING, JR.(2)                  1,200          *
             JAMES C. COTTING                         3,200          *
             ROBERT J. FULTON                       168,141        0.7
             STEPHEN GREGORY                        159,453        0.7
             JOHN J. GREISCH                        179,282        0.8
             JOHN E. JONES                            3,200          *
             FREDERICK C. LANGENBERG                193,702        0.8
             QUENTIN C. MCKENNA                       3,200          *
             WILLIAM G. MITCHELL                      6,800          *
             W. ROBERT REUM                         507,453        2.2
             ERWIN E. SCHULZE                        32,200        0.1
             DANIEL P. WILSON                       105,345        0.5
             All Directors and Executive
                Officers                          1,966,861        8.5

(1) An asterisk in the table means that less than one-tenth of one percent of the outstanding shares are beneficially owned.

(2) Mr. Canning is President of Madison Dearborn Partners, Inc., a private equity investment fund. Madison Dearborn Partners VIII, of which Mr. Canning is a partner, owns 3,500 of the outstanding shares of Interlake's Series A2 Convertible Exchangeable Preferred Stock, which shares are in certain circumstances convertible into shares of Common Stock. Mr. Canning disclaims beneficial ownership of the Series A2 Convertible Exchangeable Preferred Stock and the shares of Common Stock into which it is convertible.

           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of Forms 3 and 4 received, Interlake is not aware of any director, officer or other person that failed to file on a timely basis with respect to Interlake reports required by Section 16(a) during the most recent fiscal year.

                           EXECUTIVE COMPENSATION

Summary Compensation Table

The table which follows shows the compensation paid to or earned by Interlake's Chief Executive Officer and the four executive officers who, in 1996, were the next most highly compensated.

                         SUMMARY COMPENSATION TABLE

                                               Annual Compensation
                                                                      Long-Term
                                                                      Compensation
                                                                      Securities
                                                                      Underlying         All Other
                                                 Salary      Bonus    Options/SAR's     Compensation
  Name and Principal Position           Year       ($)        ($)        (#)             ($)(1)(2)
W. Robert Reum                          1996    $455,004   $416,454       0               $146,599
    Chairman of the Board, President    1995     455,004    373,085       0                145,171
    and Chief Executive Officer         1994     437,964    383,503       0                 69,348


John J. Greisch                         1996    $220,008   $193,707       0                $56,596
    President-Material Handling         1995     210,000    139,159       0                 50,770
    Group                               1994     189,770    123,910       0                 23,004


Daniel P. Wilson                        1996    $180,000   $215,669       20,000           $45,359
    President - Material                1995     162,000    117,200       0                 36,052
   Handling North America               1994     148,000     93,240       0                 24,352


Stephen Gregory                         1996    $210,000   $163,197       0                $49,334
    Vice President-Finance              1995     190,008    109,059       0                 62,952
    and Chief Financial Officer         1994     175,100    120,263       0                 31,789


Robert J. Fulton(3)                     1996    $240,000    $92,322       0               $137,023
    President-                          1995     230,004    200,000       40,000           170,357
    Hoeganaes Corporation               1994     101,680     55,101       0                 65,241

(1) Includes contributions to defined contribution retirement plans plus, for Messrs. Reum, Greisch, Wilson and Gregory, tax-adjusted amounts paid or payable in cash which would have been payable as contributions pursuant to such plans had contributions not been statutorily limited.
    Mr. Fulton's totals and Mr. Gregory's 1995 total also include relocation expenses.

(2) Under the Corporation's Key Executive Retention Program discussed below, Mr. Reum holds 327,600 shares of restricted stock, of which the fair market value of as December 29, 1996 was $1,146,600; Mr. Greisch, 126,000 shares ($441,000); Mr. Wilson, 49,572 shares ($173,502); Mr.
    Gregory, 114,000 shares ($399,000); and Mr. Fulton, 127,500 shares
    ($446,250). As of such date, these shares were performance vested, but were subject to forfeiture in the event of cessation of employment.

(3) Mr. Fulton joined Hoeganaes on July 15, 1994.

Options Granted in 1996

The table which follows shows the numbers, certain terms of, and the grant date values of the options granted during fiscal year 1996 to the named executive.

                   Options Granted in 1996 Fiscal Year(1)
                                Percent of
                                Total Options               Market
                   Options      Granted to     Exercise     Price on                   Grant Date
                   Granted(2)   Employees in     Price      Grant       Expiration     Values
Name                 (#)        Fiscal Year    ($/Share)    Date(3)     Date           ($)(4)
DANIEL P. WILSON    20,000        12.1%          $4.00       $2.25      1/25/2006      $26,079

(1) No stock appreciation rights (SARs) were granted in 1996.

(2) All options listed are exercisable to the extent of 30% after the date of grant, 60% after January 25, 1997, and 100% after January 25, 1998.

(3) Computed as the average of the high and low on January 25, 1996.

(4) Determined using the Black-Scholes option pricing model and utilizing expected volatility of 50% based on Interlake's historical data from December 30, 1990, one year after Interlake's 1989 recapitalization.


Aggregated Option/SAR Exercises in Last Year and
Fiscal Year-End Option/SAR Values

During fiscal year 1996, there were no stock option or SAR exercises. The number of unexercised options at fiscal year end for each of the named executive officers is set forth in the table which follows. None of the unexercised options, either exercisable or unexercisable, was in-the-money as of the fiscal year end and therefore no year-end values have been indicated.


                 Options Outstanding at 1996 Fiscal Year-End

                                  Number of Securities Underlying
                                  Unexercised Options/SARs at
                                  Fiscal Year End (#)

Name                                  Exercisable   Unexercisable

W. ROBERT REUM                          143,698             0
JOHN J. GREISCH                          44,907             0
DANIEL P. WILSON                         30,089        14,000
STEPHEN GREGORY                          40,000             0
ROBERT J. FULTON                         40,000             0


Long-Term Incentive Plans

In January 1996, the Board of Directors put into place the 1996 Senior Executive Incentive Compensation Program (the "SEIC Program") for
Interlake's key executives, which included a long-term incentive for these executives.

           Long-Term Incentive Plan Awards in 1996 Fiscal Year(1)


Name                   Number of     Performance Minimum Award     Target      Maximum
                       Shares(#)     Period   (at Threshold)($)    Award($)    Award ($)
W. ROBERT REUM                     1996-1998      $42,972       $171,889       $343,778

JOHN J. GREISCH                    1996-1998       15,750         63,000        126,000

DANIEL P. WILSON       49,572(2)      1996
                                   1996-1998       10,912         43,649         87,298

STEPHEN GREGORY                    1996-1998       14,260         57,040        114,080

ROBERT J. FULTON                   1996-1998       17,250         69,000        138,000


(1) The long term incentive under the SEIC Program is based on the achievement of a targeted three year EBIT margin level for the period 1996 through 1998. Awards, if any, would be payable in early 1999, with 30 percent of the payouts being paid either in shares of Common Stock, valued at the price at the beginning of the three-year period ($2.275), or by means of a cash payment of an equivalent value.

(2) These 49,572 shares of restricted stock were awarded to Mr. Wilson in 1996, in lieu of cash opportunity previously awarded under the Key
Executive Retention Program in 1995. Based on 1996 performance, these shares are performance vested but continue to be subject to forfeiture in the event of cessation of employment.


Under the Key Executive Retention Program adopted by the Board of Directors in February 1995, the named executive officers and certain other executive officers earned long-term cash compensation based on the achievement of specified EBIT targets. Based on performance during the 1995-96 period, Messrs. Reum, Greisch, Wilson, Gregory and Fulton have earned, subject to certain continuing conditions pertaining to their employment, cash payments of $764,400, $294,000, $225,828, $266,000 and $332,500, respectively. In addition, under this program the named executive officers received the shares of restricted stock listed in footnote (2) to the Summary Compensation Table. Other than the stock award to Mr. Wilson shown in the immediately preceding table, no awards or payments were made under the Key Executive Retention Program to the named executives in 1996.

Defined Benefit Plans

Mr. Fulton participates in the Hoeganaes Corporation Pension Plan for Exempt Employees. The following table shows estimated annual benefits payable for life, upon retirement, including benefit amounts which would have been payable under the pension plan had such payments not been statutorily limited.

                                          Years of Service


Remuneration           10        15        20        25        30

125,000             $14,300   $21,450   $28,600   $35,750   $42,899
150,000              17,541    26,311    35,082    43,852    52,622
175,000              20,782    31,173    41,563    51,954    62,345
200,000              24,023    36,034    48,045    60,057    72,068
225,000              27,264    40,895    54,527    68,159    81,791
250,000              30,505    45,757    61,009    76,261    91,514
300,000              36,986    55,480    73,973    92,466   110,959
400,000              49,950    74,925    99,900   124,875   149,850
450,000              56,432    84,648   112,864   141,080   169,296
500,000              62,914    94,371   125,827   157,284   188,741

The Plan gives credit for the salary and bonus amounts reflected in the Summary Compensation Table, averaged for the final five years of employment. Mr. Fulton has approximately two years of credited service. Benefits are not subject to deduction for social security or other offset amounts. Benefits are calculated for an employee who retires in 1997 at age 65.

Key Executive Severance Pay Agreements

Interlake has entered into Key Executive Severance Pay Agreements (the "Severance Pay Agreements") with Messrs. Reum, Greisch, Wilson, Gregory and Fulton, and the other incumbent executive officers of Interlake (as designated for purposes of the Exchange Act).

Under the Severance Pay Agreements, an executive officer is entitled to severance benefits if there is a termination of his or her employment without cause and other than due to death or disability at any time within a severance period of three years, subject to extension for an additional year each year unless written notice is given to the contrary (or, if less than the term of such severance period, within the period ending at the participant's attainment of age 65, death or permanent disability) after a change in control as defined in the agreements. In addition, following a change in control, a participant may elect to terminate his employment without loss of severance benefits in certain specified circumstances.

For purposes of the Severance Pay Agreements, a change in control is deemed to have occurred if (i) Interlake is merged or reorganized into or with, or sells all or substantially all of its assets to, another company in a transaction in which former Interlake stockholders own less than 75 percent of the outstanding securities of the surviving or acquiring company after the transaction, (ii) a filing is made with the Securities and Exchange Commission disclosing the beneficial ownership by any person or group of 25 percent or more of the voting power of Interlake, subject to certain limited exceptions, (iii) during any period of two consecutive years individuals who were directors at the beginning of such period cease to constitute a majority of the Board without the approval of two-thirds of the remaining Board members, or (iv) the Corporation files a report or proxy statement with the Securities and Exchange Commission disclosing that a change in control has occurred or will occur in the future.

In the event of a change in control, any executive officer who is terminated or terminates his employment with rights to severance compensation will be entitled to receive a lump sum payment equal to, in the case of Messrs. Reum, Greisch, Wilson, Gregory and Fulton, three times the sum of his highest base pay in effect for any period prior to the termination, plus the target bonus established for either the fiscal year in which the change in control occurs or the fiscal year in which the termination occurs, whichever is higher. In addition, such executive will be entitled to certain benefits for a three year period following the termination.

In addition, the Severance Pay Agreements provide that, in the case of a termination other than for cause or upon death or permanent disability, and other than upon termination during a change in control severance period, the executive is entitled to a lump sum amount equal to one year's base pay at the rate in effect at the time of the termination, plus the executive's target bonus for the year of termination. In addition, such executive will be entitled to certain benefits for a one year period after the termination.

The Severance Pay Agreements provide that Interlake will pay for the legal expenses of an executive if he has to enforce his rights under the agreement following a change in control. A letter of credit has been obtained for the purpose of securing the payment of such expenses. The terms of the Severance Pay Agreements run through February 28, 1998, subject to automatic one-year extensions absent notice to the contrary.


Compensation of Outside Directors

For the 1996-97 year, each outside director was paid a retainer at the annual rate of $20,000 and a fee of $750 for attending a meeting of the Board or a meeting of a committee of the Board; the chairmen of the Audit Review, Management Development and Compensation, Finance, and Board Development Committees were paid an additional annual retainer of $2,000. For the 1997-98 year, each outside director will be paid a retainer of $30,000, with no additional amounts to be paid for attendance at meetings or service as committee chairpersons. Interlake provides accidental death and dismemberment insurance for its directors, and non-employee directors are reimbursed their expenses of attendance at meetings of the Board or committees of the Board.

Under the 1989 Stock Incentive Program, each non-employee director was granted a stock award of up to 3,000 shares. The final 600 share installment of these awards was delivered after the 1995 annual meeting.
In addition, as of January 28, 1997, each non-employee director was granted options for 10,000 shares of Common Stock, vesting in virtually equal amounts at the start of the annual meeting of stockholders occurring in 1998, 1999 and 2000.

Under the Directors' Post-Retirement Income Plan, each outside director with four years' service as a director prior to April 1, 1997, is entitled to annual post-retirement income beginning at age 65 or retirement from the Board, whichever is later, and continuing for the lifetime of the retired director. The annual benefit upon the retirement of any current director who qualifies will be $30,000, reduced 10 percent for each full year that his service as a non-employee director of Interlake is less than 10 years.

In 1988, Interlake established a trust for the payment of post-retirement income to outside directors and provided the trustee with funds to purchase annuities for retired directors covered by the plan and for incumbent directors having more than four years' service. Should Interlake become insolvent, the assets of the trust would be subject to the claims of Interlake's creditors.

The Directors' Post-Retirement Income Plan provides that Interlake will pay the legal expenses of a participant if he has to take legal action to enforce his rights under the plan.


Report of the Management Development and Compensation Committee on Executive Compensation

The Management Development and Compensation Committee of the Board of Directors (the "Committee") is composed entirely of non-employee directors. The Committee makes recommendations to the full Board as to the salaries of key Board-elected officers (other than assistant officers) and heads of certain key operating units, and as to the terms of payments under Interlake's incentive compensation plans for key executives of Interlake and certain operating units. In addition, any stock options or stock awards are granted to executives upon the authorization of the Committee.

Compensation Philosophy and Strategy

The Corporation's compensation philosophy and strategy has been designed to produce median level compensation upon achievement of improved financial performance. To implement this strategy in 1996, the Committee targeted base salaries at levels below median market practice, while offering the potential for above-market variable compensation if "stretch" performance objectives were met.

Implementation of Philosophy in 1996

Base pay. In 1996, base salaries remained below the median based on The Hay Group Executive Compensation Report. The Hay report is a database of approximately 500 publicly traded industrial companies.

Annual incentive. With respect to incentive compensation, the Corporation's 1996 Senior Executive Incentive Compensation ("SEIC") Program was designed to provide an opportunity for above median incentive awards which, if earned, would result in median overall compensation levels, consistent with the Corporation's compensation philosophy. The financial measures against which executives were measured were EBIT, average controllable working capital as a percentage of sales, and revenue growth for their respective operating units or, in the case of Interlake executives, Interlake as a whole. In addition, 20 percent of operating unit executives' opportunities was tied to overall corporate performance on a consolidated basis against the same performance measures, and eight to ten percent of all executives' opportunities was dependent upon their individual performance against certain key competencies which have been
identified as being essential to driving success at Interlake.   All
amounts paid for 1996 under the SEIC annual plan were due to meeting the performance levels stipulated in the plan, with the exception of amounts paid with respect to performance related to the key competencies, and the payment of a small number of discretionary bonuses in connection with the successful sale of the Corporation's packaging businesses during 1996. In order to further heighten executives' focus on stock price, 30 percent of payouts under the SEIC annual plan were either paid in shares of common stock, valued at the market price at the beginning of the plan year, or by means of a cash payment of an equivalent value.

Long term incentive. The long term incentive under the 1996 SEIC Program is based on the achievement of a targeted three year EBIT margin level for the period 1996 through 1998. Awards, if any, would be payable in early 1999, with 30 percent of the payouts being stock-based.

In addition to the long term incentive under the 1996 SEIC Program, in 1996 certain key executives completed the performance period under the Corporation's Key Executive Retention Program (the "Program"). The Program had been put in place in February 1995, in the face of substantial impending indebtedness maturities and the need to successfully refinance them, and was intended to reward the continued improvement in operating earnings desirable to facilitate the anticipated refinancing while at the same time promoting the retention of key executives. The Program provided for rewards for the achievement by Interlake of levels of EBIT in 1995 substantially in excess of the already improved levels of 1994, and in 1996 substantially in excess of the 1995 target level. Based on the Corporation's EBIT of $72 million in 1995, the maximum payments and stock awards attributable to 1995 performance were made in January 1997. With respect to 1996 performance, EBIT adjusted for the sale of Interlake's packaging businesses of $77.3 million entitles participants who continue to be employed at the end of 1997 (or cease to be employed due to death, disability or certain involuntary terminations) to maximum payments and awards attributable to 1996 performance.

Future Implementation of Philosophy

In the light of substantial impending debt maturities at the end of the decade, Interlake is pursuing a multi-part strategy of increasing earnings to higher levels, selling assets where appropriate, reducing its tax burden, and minimizing historical environmental costs. As part of this strategy, Interlake announced in the first quarter of 1997 the proposed sale of the Corporation's material handling businesses. It is the Committee's belief that certain senior executive officers ought to be provided a long term incentive to proceed with the implementation of this strategy. In this regard, if the 1997 Stock Incentive Program is approved by the stockholders, the Committee may choose to issue options for a significant number of shares to senior executive officers.

Limitations on Deductibility

Through 1996, Section 162(m) of the Internal Revenue Code (the "Code") has not had any material effect on the deductibility of compensation expense paid by the Corporation. Although the 1996 SEIC Program was a performance-based plan, the Corporation chose not to take the steps to meet the tests for performance-based compensation under Section 162(m) due to the resulting costs and reduction in flexibility in administration. The 1997
Stock Incentive Program has been designed to enable deductions with respect to benefit awards thereunder.

CEO Compensation

In keeping with the Committee's general philosophy, Mr. Reum's compensation has been structured to provide a base salary below median market practice, but incentive compensation opportunity above the median, so that if the Corporation meets significant financial targets, he will receive median level total compensation. Consistent with this philosophy, Mr. Reum's base salary in 1996 remained below median market practice. Mr. Reum's annual bonus under the 1996 SEIC Program, based primarily upon the achievement of levels of EBIT, average controllable working capital as a percentage of sales and revenue growth specified at the beginning of the plan year, reflected a third straight year of improved financial performance; his payout was enhanced by a 50 percent increase from December 1995 to January 1997 in Interlake's common stock price, to which the valuation of 30 percent of his annual bonus was tied. Under the Key Executive Retention Program, Mr. Reum received payment in January 1997 of the portion of award opportunity based on the Corporation's 1995 EBIT performance, and based on 1996 EBIT performance, will receive in late 1997 or early 1998, subject to his continued employment, the total opportunity related to 1996 EBIT performance.

                                The Management Development and Compensation
                                Committee

                                    John A. Canning, Jr.
                                    James C. Cotting
                                    William G. Mitchell
                                    Erwin E. Schulze
Performance Graph

The following graph compares the yearly percentage change in Interlake's cumulative stockholder return on its Common Stock with that of the Standard & Poor's 500 Stock Index and that of the Standard & Poor's Manufacturing Index (Diversified Industrials) over the period of Interlake's last five fiscal years. The graph assumes an investment of $100 on December 30, 1991. Interlake has not paid any dividends since 1989, when it paid a special dividend of $45 per share, incurring $535 million of indebtedness to do so.






                                 1991      1992      1993      1994      1995      1996
The Interlake Corporation       100.00    70.73     53.66     34.15     48.78     68.29
S&P 500 Index                   100.00   111.44    121.75    123.18    166.99    209.75
S&P Manufacturing Index         100.00   115.28    137.21    142.96    199.58    280.70


Assumes reinvestment of all dividends
December 1991 = 100


                                   GENERAL

The solicitation of proxies in the form which accompanies this proxy statement is made on behalf of the Board. Proxies in such form will confer discretionary authority with respect to any other matters which may properly be brought before the meeting.

For a matter to be properly brought before the meeting, or for a stockholder nomination of director candidates to be considered, notice containing the information specified in Interlake's By-laws must have been received by the close of business on February 28, 1997. If other matters properly come before the meeting, the persons holding such proxies intend to vote the proxies in accordance with their judgment on all such matters.

A stockholder who signs and returns the enclosed form of proxy may revoke the same at any time before it is voted by submitting a subsequently dated proxy or giving notice to the Secretary of Interlake.

The cost of solicitation of proxies will be borne by Interlake. In addition to the use of the mails, proxies may be solicited personally or by telephone by a few executive officers or regular employees of Interlake, none of whom will receive any compensation therefor in addition to their regular remuneration. Interlake will reimburse brokers and certain other persons holding stock in their names or in the names of nominees for their expenses in sending proxy material to principals and obtaining their proxies.

As in past years, Interlake has retained Georgeson & Co., Wall Street Plaza, New York, New York, to aid in the solicitation of proxies from brokers, banks, nominees and other institutional owners, but not individual holders of record, by personal interview, telephone, fax or mail. Interlake will pay Georgeson & Co. a fee not expected to exceed $5,500 and will reimburse such organization for certain expenses incurred by it.

Vote Required

A majority of the outstanding shares of Common Stock of the Company will constitute a quorum. Each share has one vote on each matter to be voted on at the meeting. As voting rights are not cumulative, each share may be voted once for each directorship, and only once for the same director nominee. The Delaware General Corporation Law requires that each of the three nominees for director be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and that the 1997 Stock Incentive Program be approved by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting. The rules of the New York Stock Exchange require that the 1997 Stock Incentive Program be approved by a majority of votes cast on the proposal and that the shares cast represent a majority of the shares entitled to vote.

At the Annual Meeting, the results of stockholder voting will be tabulated by the inspector of elections appointed for the Annual Meeting. Under Delaware law and the Company's Restated Certificate of Incorporation and By-laws, properly executed proxies that are marked "abstain" or are held in "street name" by brokers that are not voted on one or more particular proposals (if otherwise voted on at least one proposal) will be counted for purposes of determining whether a quorum has been achieved at the Annual Meeting. Abstentions will have the same effect as a vote against the proposal to which such abstention applies. Broker non-votes will be treated neither as a vote for nor a vote against any of the proposals to which such broker non-votes apply. Proxy cards which are timely signed and returned with no other marking will be voted in accordance with the recommendation of the Board of Directors.

Certain Transactions

Mr. Reum's brother, James Reum, is a partner in the law firm of Winston & Strawn, which provided legal services to Interlake in 1996 billed at $136,305.

Stockholder Proposals

In order to be considered for inclusion in Interlake's proxy statement and form of proxy for the 1998 annual meeting of stockholders, any stockholder proposal intended to be presented at that meeting must be received by Interlake at 550 Warrenville Road, Lisle, Illinois 60532-4387 on or before November 23, 1997, and must set forth the matters detailed in the Corporation's By-laws.

                                        By order of the Board of Directors.

                                        /s/Stephen R. Smith

                                        STEPHEN R. SMITH
                                        Vice President, Secretary
                                          and General Counsel

Lisle, Illinois
Dated: March 21, 1997

                                   EXHIBIT




                          THE INTERLAKE CORPORATION
                        1997 STOCK INCENTIVE PROGRAM


1. Purpose. The purpose of The Interlake Corporation 1997 Stock Incentive Program (the "Program") is to attract and retain outstanding individuals as directors, officers and key employees of The Interlake Corporation (the "Corporation") and its Subsidiaries (as defined herein) and to furnish incentives for superior performance by providing such persons opportunities ("Benefits") to acquire shares of the Corporation's common stock, $1 par value, or any security into which such shares may be changed by reason of any transaction or event of the type described in Paragraph 15(a) hereof ("Common Stock").

2. Administration. The Program will be administered by the Management Development and Compensation Committee (the "Committee") of the
Corporation's Board of Directors (the "Board"). The Committee shall consist of not less than three directors as the Board may designate from time to time, each of whom shall be a "Non-Employee Director" within the meaning of Rule 16b-3 of the Securities and Exchange Commission and an "Outside Director" within the meaning of Section 162(m) of the Internal
Revenue Code of 1986, as amended (the "Code"). The interpretation and construction by the Committee of any provision of the Program or of any agreement, notification or document evidencing the grant of any Benefits and any determination by the Committee pursuant to any provision of this Program or of any such agreement, notification or document shall be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith.

3. Participants. Participants in the Program will consist of such directors, officers or key employees of the Corporation or any Subsidiary (or any person who has agreed to commence serving in any of such capacities within 90 days following the granting of Benefits to such person) as the committee in its sole discretion may designate from time to time to receive Benefits hereunder (each a "Participant"). The Committee's designation of a Participant at any time shall not require the Committee to designate such person to receive a Benefit at any other time, or, if so designated, to receive the same type or amount of Benefit at any other time, or as may be received by any other Participant at any time. The Committee shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of their respective Benefits.

4. Types of Benefits. Benefits under the Program may be granted in any one or a combination of (a) Stock Options, (b) Restricted Shares, and (c) Shares in Lieu of Certain Cash Payments, all as described below in Paragraphs 6 through 9 hereof.

5. Shares Reserved Under the Program. (a) Subject to adjustment as provided in Section 15(a) of this Program, the number of shares of Common Stock that may be issued or transferred (i) upon the exercise of Stock Options, (ii) as Restricted Shares and released from substantial risks of forfeiture thereof, or (iii) as Shares in Lieu of Certain Cash Payments shall not exceed in the aggregate 1,150,000 shares plus any shares relating to Benefits that expire or are forfeited or cancelled. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing. Upon the payment of any Option Price by the transfer to the Corporation of shares of Common Stock or upon satisfaction of any withholding amount by means of transfer or relinquishment of shares of Common Stock, there shall be deemed to have been issued or transferred under this Program only the net number of shares of Common Stock actually issued or transferred by the Corporation.

             (b) Notwithstanding anything in this Section 5, or elsewhere in this Program, to the contrary, the aggregate number of shares of Common Stock actually issued or transferred by the Corporation upon the exercise of Incentive Stock Options shall not exceed 1,150,000 shares, subject to adjustments as provided in Section 15(a) of this Program. Further, no Participant shall be granted Stock Options for more than 575,000 shares of Common Stock during any three year period, subject to adjustments as provided in Section 15(a) of this Program.

             (c) Notwithstanding any other provision of this Program to the contrary, in no event shall any Participant in any calendar year receive more than 100,000 Restricted Shares, subject to adjustments as provided in
Section 15(a) of this Program.

6.           Definitions.  As used in the Program,

             (a) The term "Date of Grant" means the date specified by the Committee on which a grant of a Stock Option, Restricted Shares or Shares in Lieu of Certain Cash Payments shall become effective (which date shall not be earlier than the date on which the Committee takes action with respect thereto).

             (b) The term "Effective Date" shall be the date on which the 1997 Stock Incentive Program is approved by the stockholders of the Corporation in accordance with Section 18.

             (c) The term "Incentive Stock Options" means Stock Options that are intended to qualify as "incentive stock options" under Section 422 of the Code or any successor provision.

             (d) The term "Management Objectives" means measurable performance objectives established by the Committee pursuant to this Program for Participants who have received, when so determined by the Committee, Stock Options or Restricted Shares. Management Objectives may be described in terms of Corporation-wide objectives or objectives that are related to the performance of the Common Stock, the individual Participant or of the Subsidiary, division, department, region or function within the Corporation or Subsidiary in which the Participant is employed. The Management
Objectives may be made relative to the performance of other corporations.
If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Corporation, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives, in whole or in part, as the Committee deems appropriate and equitable.

             (e) The term "Market Value per Share" means, at any date, the average of the high and low price of the Common Stock on that date (or, if there are no sales on that date, the last preceding date on which there was a sale) on (i) the New York Stock Exchange Composite Transactions or (ii) any national securities exchange on which the Common Stock is traded if it is not traded on the New York Stock Exchange or (iii) The Nasdaq Stock Market if the Common Stock is listed thereon and is not traded on any national securities exchange, in each case as reported by The Wall Street Journal, corrected for reporting errors.

             (f) The term "Optionee" means the optionee named in an agreement evidencing an outstanding Stock Option.

             (g) The term "Option Price" means the purchase price per share payable on exercise of a Stock Option.

             (h) The term "Restricted Shares" means an award of shares of Common Stock granted pursuant to Paragraph 8 of the Program.

             (i) The term "Shares in Lieu of Certain Cash Payments" means shares of Common Stock granted pursuant to Paragraph 9 hereof.

             (j) The term "Stock Option" means an option to purchase Common Stock granted pursuant to Paragraph 7 of the Program.

             (k) The term "Subsidiary" means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Corporation except that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, "Subsidiary" means any corporation in which at the time the Corporation owns or controls, directly or indirectly, more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation.

7. Stock Options. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of options to purchase shares of Common Stock. Each such grant may utilize any or all the authorizations, and shall be subject to all of the limitations, contained in the following provisions:

             (a) Each grant shall specify the number of shares of Common Stock to which it pertains, subject to limitations set forth in Section 5 of this Program.

             (b) Each grant shall specify an Option Price which shall not be less than the Market Value per Share on the Date of Grant.

             (c) Each grant shall specify that the Option Price shall be payable at the time of exercise in cash or by check acceptable to the Corporation. Any grant may also provide for payment of the Option Price by the transfer to the Corporation of (i) shares of Common Stock owned by the Optionee and having a Market Value at the time of exercise equal to the total Option Price or (ii) a combination of cash and shares of Common Stock owned by the Optionee and having a combined Market Value equal to the total Option
Price.

             (d) The Committee may also determine, at or after the Date of Grant, that payment of the Option Price of any option (other than an Incentive Stock Option) may also be made in whole or in part in the form of Restricted Shares or other shares of Common Stock that are forfeitable or subject to restrictions on transfer (based, in each case, on the Market
Value per Share on the date of exercise) or other Stock Options (based on the difference (the "Spread") between the Market Value and the exercise price of such option on the date of exercise). Unless otherwise determined by the Committee at or after the Date of Grant, whenever any Option Price is paid in whole or in part by means of any of the forms of consideration specified in this paragraph, the shares of Common Stock received upon the exercise of the Stock Options shall be subject to such risks of forfeiture or restrictions on transfer as may correspond to any that apply to the consideration surrendered, but only to the extent of (i) the number of shares so surrendered, or (ii) the Spread of any unexercisable portion of Stock Options.

             (e) Any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Corporation of some or all of the shares to which such exercise relates.

             (f) Successive grants may be made to the same Participant whether or not any Stock Options previously granted to such Participant remain unexercised.

             (g) Each grant shall specify the period or periods of continuous employment by the Optionee with the Corporation or of continuous service by the Optionee as a director of the Corporation which is necessary before a Stock Option or any installment thereof will become exercisable and may provide that the exercise of a Stock Option or any installment thereof will be accelerated for any reason stated therein. Any grant may specify Management Objectives that must be achieved as a condition to the exercise of such Stock Option.

             (h) Stock Options granted under the Program may be (i) options which are intended to qualify under particular provisions of the Code (including Incentive Stock Options), (ii) options which are not intended to so qualify, or (iii) combinations of the foregoing.

             (i) No Stock Option shall be exercisable more than ten years from the Date of Grant.

             (j) Each grant of Stock Options shall be evidenced by an agreement executed on behalf of the Corporation by an officer thereof and delivered to the Optionee and containing such terms and provisions, consistent with the Program, as the Committee may approve.

8. Restricted Shares. The Committee may from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Restricted Shares. A Restricted Share constitutes an immediate transfer of ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.
Each grant may utilize any or all of the authorizations, and shall be subject to all of the limitations, contained in the following provisions:

             (a) Subject to the provisions of Section 5, each such grant shall specify the number of shares of Common Stock to which it relates.

             (b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than Market Value per Share at the Date of Grant.

             (c) Each such grant shall be subject to such conditions, limitations, restrictions and other matters, and shall be subject to forfeiture or lapse in such circumstances, as the Committee may prescribe; provided, however, that all or a portion of the shares of Common Stock covered by such grant shall be subject, for a period to be determined by the Committee at the Date of Grant, to a substantial risk of forfeiture within the meaning of Section 83 of the Code or any successor or substitute provision thereof and of the regulations issued thereunder. Any grant of Restricted Shares may specify Management Objectives which, if achieved, will result in termination or early termination of the restrictions applicable to such shares. The Committee shall have authority to cause a grant of Restricted Shares to provide that termination of restrictions applicable to such Restricted Shares or any installment thereof will be accelerated for any reason stated therein.

             (d) Each such grant shall specify that the Committee may at any time amend, suspend or terminate the Restricted Share grant covered thereby, provided that, in the case of an amendment, the amended grant of Restricted Shares shall conform to the provisions of the Program.

             (e) Each such grant or sale shall provide that during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Corporation or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee).

             (f) Any such grant or sale of Restricted Shares may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional Restricted Shares, which may be subject to the same restrictions and substantial risks of forfeiture as the underlying award.

             (g) Each grant or sale of Restricted Shares shall be evidenced by an agreement executed on behalf of the Corporation by any officer and delivered to and accepted by the Participant and shall contain such terms and provisions, consistent with this Program, as the Committee may approve. Unless otherwise directed by the Committee, all certificates representing Restricted Shares shall be held in custody by the Corporation until all restrictions thereon shall have lapsed, together with a stock power executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Shares.

9. Shares in Lieu of Certain Cash Payments. The Committee may also authorize the granting of shares of Common Stock in lieu of cash which would otherwise be payable as a bonus, pursuant to any incentive compensation plan or otherwise, to Participants. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the limitations, contained in the following provisions:

             (a) The proportion of any such bonus to be paid in shares of Common Stock shall be as determined by the Committee.

             (b) The number of whole shares to be delivered in lieu of cash shall be determined by dividing the value of the portion of the bonus to be paid in shares of Common Stock by the Market Value per Share as of a date selected by the Committee. The value of fractional shares shall be added to the cash portion of the bonus.

             (c) None of the shares of Common Stock granted pursuant to this Paragraph 9 shall be subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code or any successor or substitute provision thereof and of the regulations issued thereunder.

             (d) Each grant shall be evidenced by a written notification executed on behalf of the Corporation by an officer thereof and delivered to the Participant.

             (e) Except to the extent provided in this Paragraph 9, no cash bonus, whether payable pursuant to an incentive compensation plan or otherwise, shall constitute a part of the Program or be affected by the Program.

10. Limitation of Transferability. Except as otherwise determined by the Committee, no Stock Option shall be transferable otherwise than by will or the laws of descent and distribution and Stock Options shall be exercisable during the lifetime of the Participant to whom such Stock Option has been granted only by him or by his guardian or legal representative, and after such Participant's death shall be exercisable only by his legal representative.

11. Other Provisions. The award of any Benefit under the Program may also be subject to other provisions (whether or not applicable to the Benefit awarded to any other Participant) as the Committee determines appropriate, including, without limitation, restrictions on resale or other disposition, such provisions as may be appropriate to comply with federal and state securities laws and stock exchange requirements, and understandings or conditions as to the Participant's employment, in addition to those specifically provided for under the Program.

12. Manner of Action by the Corporation. The Secretary of the Corporation (or such other officer as the Chief Executive Officer of the Corporation may from time to time designate) shall supervise the maintenance of records for all Participants in the Program. Any determination of such officer, if approved by the Committee, shall be binding and conclusive for all purposes.

13. Taxes. To the extent that the Corporation is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Corporation for the withholding are insufficient, it shall be a condition to the receipt of any such payment or the realization of any such benefit that the Participant or such other person make arrangements satisfactory to the Corporation for payment of the balance of any taxes required to be withheld. At the discretion of the Committee, any such arrangements may include relinquishment of a portion of any such payment or benefit. The Corporation and any Participant or such other person may also make similar arrangements with respect to the payment of any taxes with respect to which withholding is not required.

14. Tenure. A Participant's right, if any, to continue to serve the Corporation as a director, officer or employee shall not be enlarged or otherwise affected by the establishment of the Program or his designation as a Participant.

15. Adjustment Provisions. (a) The Committee shall make or provide for such adjustments in the number of shares of Common Stock covered by outstanding Stock Options granted hereunder, in the Option Price applicable to such Stock Options, and in the kind of securities covered thereby, as the Committee in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Corporation, or (b) any merger, consolidation, spin-off, reorganization, partial or complete liquidation, repurchase or exchange of shares, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding Benefits under this Program such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all Benefits so replaced. The Committee shall also make or provide for such adjustments in the numbers of shares specified in Section 5 of the Program as the Committee in its sole discretion, exercised in good faith, determines is appropriate to reflect any transaction or event described in the preceding sentence.

             (b) Notwithstanding any other provision of the Program, and without affecting the number of shares available hereunder, the Committee may authorize the issuance or assumption of Benefits in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.

16. Fractional Shares. The Corporation shall not be required to issue any fractional shares of Common Stock pursuant to this Program. The Corporation may provide for the elimination of fractions or for the settlement of fractions in cash.

17. Amendment and Termination of Benefits and the Program. (a) The Committee may at any time and from time to time amend, suspend or terminate the Program; provided, however, that any amendment which must be approved by the stockholders of the Corporation in order to comply with applicable law or the rules of the principal national securities exchange upon which the shares of Common Stock are traded or quoted shall not be effective unless and until such approval has been obtained. No Benefit shall be granted pursuant to the Program after the tenth anniversary of the Effective Date.

             (b) The Committee may, with the concurrence of the affected Optionee, amend or cancel any agreement evidencing Stock Options granted under this Program; provided, however, that no such amendment will cause any Stock Option to cease to qualify as "performance-based" within the meaning of Section 162(m) of the Code. In the event of cancellation, the Committee may authorize the granting of new Stock Options (which may or may not cover the same number of shares which had been the subject of the prior agreement) in such manner, at such Option Price, and subject to the same terms, conditions and descriptions, as under the Program would have been applicable had the cancelled Stock Options not been granted.

             (c) In case of termination of employment or cessation of services as a director, in each case by reason of death, disability or retirement under a retirement plan of the Corporation or any Subsidiary or in the case of hardship or other special circumstances of a Participant who holds a Stock Option not immediately exercisable in full, or any Restricted Shares as to which a condition, limitation, restriction or substantial risk of forfeiture has not lapsed, the Committee may, in its sole discretion, accelerate the time at which such Stock Option may be exercised or the time at which such condition, limitation, restriction or substantial risk of forfeiture will lapse.

             (d) Presentation of the Program or any amendment to the Program for stockholder approval is not to be construed to limit the Corporation's authority to offer similar or dissimilar benefits through plans or programs that are not subject to stockholder approval.

18. Effective Date. This 1997 Stock Incentive Program shall become effective on the date (the "Effective Date") that it is approved by the affirmative vote of a majority of the shares present or represented at an annual or special meeting of stockholders of the Corporation and entitled to vote on the subject matter; provided that such stockholder approval is obtained within 12 months after the adoption of this 1997 Stock Incentive Program by the Board.